UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   The Estee Lauder 1994, Trust (1)
   c/o Leonard A. Lauder, Trustee
   The Estee Lauder Companies Inc.
   767 Fifth Avenue
   New York, NY  10153
2. Issuer Name and Ticker or Trading Symbol
   The Estee Lauder Companies Inc.
   EL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   11/12/1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) (X) Other (specify below)
   Trust with Insider Trustees
7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Class A Common Stock       |11/1/1|P (2| |3,150,495         |A  |$44.4375   |                   |D     |                           |
                           |997   |)   | |                  |   |           |                   |      |                           |
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Class A Common Stock       |11/12/|J (3| |5,500,000         |D  |           |5,405,548 (4,5)    |D     |                           |
                           |1997  |)   | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
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___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. Designated filer on behalf of (a) the Reporting Person (the "EL 1994 Trust"), a ten percent owner of the issuer,
(b) LAL Family Partners L.P. ("LAL Family Partners"), a ten percent owner of the issuer, (c) Lauder Family
Corporation, a ten percent owner of the issuer, (d) Leonard A. Lauder ("LAL"), Chairman of the Board of
Directors, Chief Executive Officer and a ten percent owner of the issuer, (e) Evelyn H. Lauder ("EHL") (who is the spouse of LAL), an Executive Officer (Senior Corporate Vice President) of the issuer, and (f) Gary M.
Lauder ("GML"), a 10% owner of the issuer.
2. On November 1, 1997, the EL 1994 Trust purchased an aggregate of 3,150,495 shares of Class A Common stock as
follows:
1,125,176 shares from LAL (LAL received these shares as a distribution from LAL Family Partners);
337,553 shares from LAL Family Partners;
112,518 shares from GML;
1,237,694 shares from Ronald S. Lauder ("RSL"), a Director, executive officer (Chairman of Clinque
Laboratories, Inc. and Estee Lauder International, Inc.) and a 10% owner of the issuer;
168,777 shares from Aerin Lauder Zinterhofer;
and
168,777 shares from Jane Lauder.
After the transactions above, the amounts of Class A Common Stock beneficially owned (see note 5 below) by:
(a) LAL Family Partners includes 5,585,694 shares held directly and no shares held indirectly.
(b) LAL Family Corporation includes 5,585,694 shares held indirectly as a general partner of LAL Family Partners and disclaims beneficial ownership of these shares to the extent it does not have a pecuniary interest in such securities.
(c) LAL includes (i) 7,380,741 shares held directly, (ii) 5,405,548 shares indirectly as a co-Trustee and beneficiary of the EL 1994 Trust, (iii) 1,565,428 shares indirectly as grantor of The 1992 Leonard A. Lauder
Grantor Retained Annuity Trust (the "GRAT"), (iv) 5,585,694 shares indirectly as the sole individual general partner of LAL Family Partners and the majority stockholder of LAL Family Corporation, which is the sole corporate partner of LAL Family Partners (LAL Family Partners is a limited partnership in which LAL has sole voting and investment power), (v) 7,692 shares indirectly as a general partner of Lauder & Sons L.P. (LAL is also a trustee of The 1995 Estee Lauder LAL Trust, which is also a general partner of Lauder & Sons L.P.), and
(vi) 260,000 shares indirectly which are held directly by his spouse, EHL. LAL disclaims beneficial ownership of the shares in clauses (c)(ii),(iii),(iv) and (v) to the extent he does not have a pecuniary interest in such securities and he disclaims beneficial ownership of the shares in clause (c)(vi) owned by his spouse.
(d) EHL include (i) 260,000 shares held directly, (ii) 7,380,741 shares held directly by her spouse, and (iii)
12,564,362 shares held indirectly by her spouse.   EHL disclaims beneficial
ownership of securities owned
directly and indirectly by her spouse.
(e) GML include (i) 1,115,447 shares held directly and (ii) 1,565,428 shares indirectly by the GRAT. GML disclaims beneficial ownership of the shares owned by the GRAT to the extent that he does not have a pecuniary interest in such securities.
3. On November 12, 1997, the EL 1994 Trust closed the short position of 5,500,000 shares of Class A Common
Stock that was established prior to the issuer's initial public offering by delivering 5,500,000 shares to LAL in a transaction exempt from Section 16(b) of the Securities Exchange Act of
1934.
4. These shares are owned directly by the EL 1994 Trust, and indirectly by LAL as co-trustee and beneficiary of the EL 1994 Trust and RSL as co-trustee and beneficiary of the EL 1994 Trust. LAL and RSL each disclaim beneficial ownership to the extent they do not have a pecuniary interest in such securities. EHL disclaims beneficial ownership of the securities owned indirectly by her spouse, LAL, through the EL 1994 Trust.
5. The amount of securities reported as beneficially owned at the end of the month actually reflects securities so owned at November 25, 1997. If such amount is different than the amount beneficially owned at November 30,
1997, the appropriate Reporting Person will amend its
filing.

Joint Filer
Information
Name: LAL Familty Partners
L.P.
Address: The Estee Lauder Companies Inc., 767 Fifth Avenue, New York, NY
10153
Designated Filer: The Estee Lauder 1994
Trust
Issuer & Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Date of Event Requiring Statement:
11/1/97
Signature: /s/ Leonard A. Lauder, General
Partner
Joint Filer Information
Name: Leonard A. Lauder
Address: The Estee Lauder Companies Inc., 767 Fifth Avenue, New York, NY
10153
Designated Filer: The Estee Lauder 1994
Trust
Issuer & Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Date of Event Requiring Statement:
11/1/97
Signature: /s/ Leonard A.
Lauder
Joint Filer Information
Name: Evelyn H. Lauder
Address: The Estee Lauder Companies Inc., 767 Fifth Avenue, New York, NY
10153
Designated Filer: The Estee Lauder 1994
Trust
Issuer & Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Date of Event Requiring Statement:
11/1/97
Signature: /s/ Evelyn H.
Lauder
Joint Filer
Information
Name: Gary M.
Lauder
Address: ICTV Inc., 14600 Winchester Boulevard, Los Gatos, CA
95030
Designated Filer: The Estee Lauder 1994
Trust
Issuer & Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Date of Event Requiring Statement:
11/1/97
Signature: /s/ Gary M.
Lauder
SIGNATURE OF REPORTING PERSON
Leonard A. Lauder, Trustee
DATE
11/25/97